Filed pursuant to Rule 424(b)(2)
Registration Statement Number 333-139481

Addendum to Prospectus Supplement Dated January 1, 2007

Dated: January 31, 2007

STATE OF ISRAEL
$350,000,000
FLOATING RATE LIBOR BONDS (SEVENTH SERIES)

Effective as of February 1, 2007, 3-Year Floating Rate LIBOR Bonds (Seventh Series) may only be purchased if the purchase price for such bonds is financed by an Authorized Institutional Lender. An “Authorized Institutional Lender” means an entity primarily engaged in the business of making secured loans to institutional and non-institutional borrowers, authorized in writing by Israel to accept bonds as collateral security.

For a list of Authorized Institutional Lenders, please contact the Development Corporation for Israel, 575 Lexington Avenue, New York, New York 10022 or call toll-free 1-800-229-9650.